AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

AMERICAN POWER GROUP CORP

Moderator: Chuck Coppa
January 14, 2016
9:00 am CT

Operator: Please standby, we’re about to begin. Good morning, ladies and gentlemen and welcome to the American Power Group Announces Fourth Quarter and Fiscal 2015 Results conference call. This call is being recorded.

At this time, I would like to turn the call over to Chuck Coppa, Chief Financial Officer. Please go ahead, sir.

Chuck Coppa: Thank you. Good morning, everyone I’d like to thank you for taking the time to join us. I’d like to quickly read the Safe Harbor statement. With the exception of the historical information described today in this call, the matters described herein today containing forward-looking statements and opinions, including but not limited to, statements relating to new markets, development and the introduction of new products and the financial operating projections.

These forward-looking statements and opinions are neither promises, nor guarantees but involve risk and uncertainties that may individually or mutually impact matters herein, cause actual results, events and performance to differ materially from forward-looking statements and opinions. Listeners are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof.

The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

I’d like to turn it over to Lyle now please.

Lyle Jensen: Thanks Chuck. Good morning, everyone and thank you for participating in this morning’s investor conference call. Our call is being held in concert with yesterday’s disclosure of our fiscal 2015 fourth quarter and fiscal year results. For those who have not seen the release or the financial statements, they were distributed to all wire services and it can be found on the Internet or on APG’s Web site.

2015 ended up being one of the most challenging years in the evolution of our business model. Entering the year, we expected to transition from our multiyear investment phase into the revenue growth and value appreciation phase.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

Now, that did not occur as we ran into the headwinds of the current oil crisis, which idled rigs targeted for conversion and we saw a steady decrease in diesel prices which tightened up the price-spread and delayed alternative fuel purchasing decisions by many Class 8 fleets.

However, what did happen in 2015 is extremely important and has postured APG for an improved outlook for 2016 and beyond. With the strategic and financial support of our Preferred Stock investors and board members, we achieved our first EPA IUL dual fuel approvals on the most complex diesel engine technology in the industry for a late-model Volvo, Mack, Detroit Diesel, and Cummins Class 8 engines.

Those test investments led to APG’s first California CARB Dual Fuel EO Certification, which opens up the California market to our diesel emission reduction technology allowing us to help the state reduce diesel emissions in their non-attainment regions. Also during the year, we invested in our international markets, which resulted in multiple successful demonstrations and several million dollars of quotations that are expected to launch sometime in 2016.

Finally in August, we acquired process rights to a new revenue stream where we can capture and process remote and stranded flare gas from oil production and monetize the gas into natural gas liquids, and eventually process the flared methane into high-quality natural gas for APG’s dual fuel systems and dedicated natural gas engines.

Management and our Board of Directors remain very bullish on our accomplishments and the value proposition opportunities that lie in front of us. After Chuck summarizes the financial highlights and last week’s Series D Preferred Stock capital raise, I will go into more detail on each addressed market to explain why we believe 2016 looks to be much better year than 2015.

Chuck, I’ll turn it back over to you.

Chuck Coppa: Great, thank you. As Lyle mentioned, our both SEC filings and press release were released yesterday and given they are very detail-oriented, I’m not going to spend too much time talking about last year’s results. But as Lyle mentioned, we’re living in a much different world today than we did 15 months ago or even three months ago. We’ve fought too hard to get where we are today to simply just put our heads in the ground and hope for higher priced oil.

As Lyle will discuss in more detail, we’ve had to modify our approach in several areas in response to the ever-changing economic landscape out there. I’d like to address several very proactive steps we’ve taken recently to help solidify our position going forward, while we weather this low price oil storm. As described in the press release and in the 10-K, we've reduced our operating costs across all functional areas during this past year as we head into 2016.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

Importantly, we've restructured about $5 million in long and short-term debt to better reflect the near-term cash flow implications of a slower than expected revenue ramp, which will save us north of a million and a half dollars of cash outflows during 2016.

As Lyle mentioned, we've raised additional capital to keep our momentum moving as we open up the California and Latin American markets and we're currently working with our lead bank in Iowa on increasing our credit facility in 2016, based on performance and also renewing it for an extended period of time.

As we announced earlier in the week, we recently closed on a $2.2 million capital raise with the same investor group who have invested over $7 million this past year in multiple tranches. We're blessed to have a group of strategically minded, financially strong investors and board members, that continue to put their money where their mouth is. In my opinion, this is a very strong showing of their commitment and continued belief in our technology and the significant opportunities in front of us.

In my opinion, there is a reason why we're pretty much the last one standing in our industry and it’s because we have the best technology of anyone out there. And as Lyle will discuss, we've taken this opportunity to build strength, gain more approvals and solidify our market leadership position during this down market. I appreciate as a large shareholder myself that dilution stinks, but we do what we have to do to keep the ball moving forward and it’s a much better alternative than the fate some of our competitors faced this past year.

With that said, I’ll turn the call over to Lyle.

Lyle Jensen: Okay. Thanks, Chuck. Let’s go through APG's three diverse end-markets for our dual fuel capabilities first and then we'll wrap up with our newest revenue market and cap - flare capture recovery.

So, let's start with North American dual fuel stationary market, which historically has been dominated by oil and gas rate conversions. This business segment was hardest hit in 2015 and we currently don't expect a quick recovery in 2016.

Now due to the sub $40 per barrel oil prices, the idling of US oil rigs continues as of last Friday, Baker Hughes reported a number of operating rigs in the past 16 months has dropped at a record rate of 68% or is down 1085 rigs. That leaves us 516 active rigs across the US.

Many of those have already been converted to dual fuel, but we are still chasing the ones that have not been converted. Similar rig idle rates have occurred in Canada due to the current low oil prices.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

We believe that today's low global prices are not sustainable but no one, and I mean no one, has an accurate prediction on when the timing of the next upswing will occur.

As we look at supply and demand and take a look at all the other world pressures and we just - we're going to have to adjust to less oil and gas conversions until this market comes back. So, we do have a number of oilrig quotes both in the US and Canada.

We expect our quote pipeline to increase when oil prices do start their inevitable recovery. In the meantime we have re-focused our stationary marketing efforts to address the sustainability benefits and the emission reduction benefits of APG's dual fuel.

We currently are converting 11 stationery gen sets at one of the world's largest athletic footwear distribution centers to help meet their sustainability goals. We should finish commissioning in February and we look forward to discussing follow-on locations given their significant worldwide footprint.

We also have converted emergency backup generators at two VA hospitals to help reduce their carbon footprint. And with the recent Paris Climate Change Summit behind us, we are seeing increased interest in what can be done to lower emissions on diesel engines. We plan on spending more time educating the marketplace that converting to APG's dual fuel is a viable option in this market.

We now move on to the North America vehicular market which has been our number one focus since the inception of our business model. It’s been grounded in technology and an industry leading o 450+ EPA approvals on OUL engines obtained during the 2012 to 2014 time frame.

During 2015 we received our first EPA IUL approval on the latest OEM technology for some of the most difficult applications for Volvo, Mack, Detroit Diesel, and Cummins engines.

Those approvals led to our first California CARB (“California Air Resources Board”) Cert on the Volvo Mack engine, which is called a CARB EO Certification approval in 2015. We have the Detroit Diesel and Cummins engine into California CARB for pending approval.

No one and I mean no company in the world has achieved this level and breadth of natural gas emission approvals on not only the older engines but on these brand new emission technology engines.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

It’s a big market and a growing market as we’ve talked in the past. There’s an estimated 700,000 Class 8 trucks in the United States with this new engine technology. And from looking at the OEM truck supplier projections, that looks to grow in the hundreds of thousands range per year as this is the diesel engine technology of choice from 2010 and newer. And it will go well beyond 2020 as far as working with this base engine.

I cannot emphasize how important these approvals are because it is the next generation of engines that will be basis on which we grow our business model.

I do want to take a couple of minutes to explain why that’s important to talk about the value of the emission reduction side of our technology and how we see that playing out over the coming months and years.

So give me a couple of minutes on this. While it maybe a little technical, I think it’s important for the listeners on this call to understand and appreciate the importance that the emission reduction part our dual fuel technology has in securing our future.

In diesel fuel, probably the number one bad emission is nitrous oxides or what’s called NOx for short.

There is significant governmental and regulatory pressure and incentives to reduce NOx emissions at the federal level and the state level. For example, EPA required new diesel engines to reduce NOx by a very aggressive 90% for any engine 2010 or newer compared to the older engines.

This was a big move also for the OEM engine manufacturers as it took them three or four years to design and bring this new NOx reduction to market. As a result, they’ve developed a very complex technology called Selective Catalyst Reduction (“SCR”) technology and it has a urea-based diesel fluid exhaust fluid (“DEF”).

And so in the industry we talk about it as a SCR DEF technology, but these are the all the new engines from 2010 going past 2020 have this type of capability resulting in a 90% reduction in NOx over the older engines.

For APG to obtain EPA and CARB approval on these new technology engines we had to purchase the test truck, remove the engine and complete extensive emissions testing on an engine dyno. We had to show that we could not only meet but we beat the much tighter EPA standards for these targeted engine conversions.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

We engaged the EPA Emissions Test Center at West Virginia University to conduct our dual fuel engine emission testing. But, I think it’s important for our shareholders to know that this is the same West Virginia University team that did the research that led to Volkswagen’s recent emission scandal.
Our results this year on NOx reduction were very impressive, as we achieved on average an additional 40% reduction in NOx above the average SCR DEF technology that's already achieving 90% reduction. So, this is catching the eye of a lot of federal and state environmental groups that somebody can walk in with a dual fuel solution and be able to further reduce NOx.

I’d like to discuss three or four examples of what we're working in 2016. The Department of Energy sent out a public notice in 2015 asking for grant applications for up to $1 million to study dual fuel applications on Class 8 trucks. West Virginia University and APG prepared and submitted our grant application for as much of the $1 million as we could hoping our efforts lead to a federal endorsement of our dual fuel technology which then could be promoted through the Clean Cities Coalition across the US.

In addition to our federal initiatives we have a couple of states which are the top two states with Class 8 trucks. The Texas Commission on Environmental Quality has approved all APG’s approved 487 engine models to be eligible for their emission reduction incentive grant program.

And this is focused solely on NOx reduction from a baseline engine. Texas has the most Class 8 registrations in the US with over 240,000 trucks which is why we are working to expand our representation there. We've already signed on two new dealers, looking at one more and will be leveraging this grant program to apply for fleets to reduce the cost and the purchase of an APG system.

We believe the largest market opportunity will be the State of California. Despite all of their air quality improvement efforts California still has six major metropolitan regions labeled as non-attainment areas, which means they have unacceptable pollution levels.

NOx reduction is the most important environmental objective within these non-attainment regions and will be the focus for California during this decade. For example, California has already established a mandate that all 2009 and older heavy duty engines must be brought up to the 2010 SCR standard by 2021 or be pulled off the road.

We believe APG has one of the only, if not the only, economic and technical solution to meet these requirements. And we believe we can do it in a much quicker timeframe, like within 12 months as opposed to doing it in the next five years.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

With California having 150,000 registered trucks that are older than 2010, even a 10% market penetration creates a sizeable multi-hundred million market for APG that was not available to us prior to 2015. We submitted a $3 million grant proposal in November under the California Sustainable Freight Action Plan to validate our solution in their eyes and we hope to hear back in early to mid-2016 on the status of the awards.

In addition, the Governor of California has set a goal of reducing gas and diesel consumption by 50% by 2030 without a clear and economically viable road map to achieve this goal. At our normal 50% displacement levels, we can meet that goal right now. Over the coming weeks, we will be meeting in California at all different levels from the Governor's office, CARB and several of the state level natural gas vehicle associations.

You will be hearing a lot more from us over the coming months on California. We will be devoting a significant amount of time and resources to accelerate our opening of the California market as we see a significant opportunity to exploit the positive emissions aspect of our dual fuel technology.

Let’s move off the technology side of our dual fuel solution and focus on a couple of other noteworthy events and accomplishments that I think point to a better 2016 in our vehicular revenue opportunities compared to 2015. In mid-December, the Congress and President renewed the 50-cent per gallon alternative fuel tax excise tax credit which covers all forms of natural gas.

Typically this tax credit had only been approved on a retroactive basis for the preceding year which never really allowed it to be passed on to customers because suppliers weren’t certain it would be retroactively approved each year. So in additional to the retroactive approval for 2015, this was the first time the tax credit has been approved prospectively for 2016, allowing for suppliers to price the credit into their current prices instead of gambling the credit would be approved.

And we see many of them already passing on the 2016 tax credit in the form of lower CNG and LNG prices. Since January we’ve seen CNG prices drop 30 to 60 cents per gallon and allowing us to regain some of the lost price spread even at today’s low diesel prices. This is great news for existing dual fuel as well as potential new dual fuel customers.

Recently in Oklahoma we’ve seen natural gas pump prices in the $1.10 to $1.40 range compared to $1.95 to $2 for diesel. So, all of a sudden we’ve gone from either price parity to 10 to 20 cents price spread now that we’re starting to regain and get back this maybe this 30, to 40, 50 cent price spread, we believe that will bring some fleets back to reengage discussions.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

In addition, on January 1st the federal government changed its taxation methodology on LNG ton one based on natural gas’s Btu value instead of weight which effectively dropped the tax on LNG by 17 cents a gallon, in addition to the 50 cents a gallon excise tax credit noted earlier.

We now have some great new ammunition to go back out to fleets that have been on the fence with new economic incentives to see if we can re-engage them on the economic and environmental benefits of APG’s dual fuel solution.

Our exclusive Wheel Time Network installation and distribution agreements expired on December 31st. Many are being renewed as non-exclusive relationships allowing us to significantly expand our dealer and installer base in multiple geographical regions starting January 1st.

We have close to 12 Freightliner/Volvo truck dealerships that have either signed up or have our contracts under review.

So, as we go into 2016, we’ve been able to retain the most active APG dual fuel WheelTime players and have more than doubled the number of APG dealers overall allowing us to open some new doors to the dual fuel opportunity.

As we look north of the border, we received British Columbia and Quebec approval on our dual fuel in the last calendar quarter of 2015. We have a natural gas supplier in British Columbia that's offering to subsidize the initial cost of 20 to 30 dual fuel systems to help kick off dual fuel in British Columbia.

In Quebec, we've been marketing now for three or four months since our approval and it looks like we'll book our first Quebec dual fuel order in January. We're talking to some of the largest natural gas fleets in Eastern Canada and can now provide them with a legal path to do the conversions that will consume their natural gas.

One last vehicular fiscal 2016 initiative I want to mention relates to our dual fuel glider. Our 2016 revenue is forecasted to be up significantly over the $400,000 that we booked in 2015. We already have $480,000 in backlog that’s deliverable in Q2 so we're already 20% higher than last year and that’s just with what we're going to deliver this quarter.

We've quoted close to $800,000 of new glider conversions for the balance of 2016. We are looking for follow on orders from our number one vehicular customer that hauls both dry goods and wet goods and has their own natural gas fuel stations on site so they’re going to benefit from the incentives and tax credit.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

And, again, we heard this week that they may even be increasing their dual fuel gliders for '16 as they look now to potentially put up another three or four of their own filling stations. And if this rolls out, we'd have our first customer operating somewhere between 100 to 125 dual fuel vehicles in their fleet and someone who can't be happier with it from a performance standpoint and the cost of ownership standpoint.
We are also pleased to have received a $480,000 glider follow-on order from our dairy and ice cream customer in Oklahoma that we plan on delivering in January and February.

Our last dual fuel segment to cover is the international markets. During 2015, our international conversion revenue grew by 67% over 2014 to $330,000 and the numerous additional demo units evaluated during 2015 has set the stage we believe for a much stronger revenue year in 2016.

For example, in Peru we booked a $59,000 evaluation order in 2015 which has generated a follow-on backlog order of $615,000 for 2016. With this order alone, we would double our international revenue over 2015. We see this blanket purchase order being deployed on port stackers, heavy haul trucks and transport buses.

In Mexico during 2015, several large fleets and beverage distribution and building materials companies ran multiple evaluations of APG’s system with very positive results. We have quoted over $2 million of follow-on orders for these customers over the past 60 days based on this positive feedback. We do expect that this revenue will finally kick in, in the second half of fiscal 2016.

APG has been selected as the preferred dual fuel provider by two key fueling suppliers that have begun to build out the natural gas infrastructure in Mexico. We were base-lined against solutions here in the United States and all over the world and came out on top. We believe our industry leading number of EPA and CARB approvals, the robust and reliable nature of our technology and the fact we have over 100 million dual fuel miles on the road was what sealed the deal.

Finally, we’re in Mexico this week defining the dual fuel requirements for gen-sets in mining and on-mine haul trucks applications. Over the last six months, we’ve received numerous inquiries from Canada all the way to South America from some of the largest mining companies in the world to help reduce their significant diesel consumption. We’re working closely with two of the LNG tank companies that will have to design both their tanks and brackets to handle the sheer weight and power factor of these huge mining dump trucks.

As we look at the quantities we’ve been asked to bid, we’re not too sure that this isn’t going to be larger than the oil and gas conversion market when it was at its highest level. So we’re taking a sincere interest at the mine haul market.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

That wraps-up our dual fuel. Under current circumstances, we know our oilrig conversion business is going to be slow but again our major investment has always been in the vehicular market.

Let’s now discuss our newest business segment, our flare capture and recovery business. In August, we acquired rights to the new process technology where we can capture and process remote and stranded flared gas from oil production. We can monetize that into what’s called natural gas liquids or NGLs which are sold into various end markets. Our next generation system which we’re building will be capable of capturing the flared methane and converting that into natural gas that we can use either with our dual fuel solutions or could be used on any dedicated natural gas engine.

We wrapped up our first customer in September as their site was producing below minimum required flare gas volume so we had to move on. Our second customer had completed the trenching on the well site for two of our systems in late October and we were ready to go. In November, with the sudden the price of oil dipping below $35 a barrel, everybody had to readjust and reassess what they were going to do strategically so our project was put on hold during the holidays. We have a meeting next week to get back on track to see what the timing looks like. Given that they’ve already invested significant time and energy into preparing the sites for us, we hope that we can get this relationship up and running as soon as possible.

The drop in oil prices has had an impact on the price of natural gas liquids we sell and which had been our primary revenue source. As a result, we’ve reassessed our model and have begun implementing a variable service fee to the E&P for providing the flare capture and recovery service in addition to the revenue derived from the sale of the natural gas liquids.

Despite low oil prices, we have identified 970 wells that have been drilled and fracked in the Bakken, some of those of which were targeted for flare possibly sometime in the spring.

So, we're waiting and watching on those. We've got three systems ready to deploy and believe we have enough targeted customers right to get the systems deployed here rather quickly and then the fourth system is under construction which will be our methane recovery.

The North Dakota industrial commission will tighten the flare requirements from today’s 75% capture rate to 80% on April 1st which is not too far away. And in November, the capture rate will be increased again to 85%. In our opinion, there's just simply not enough technology available for the stranded and remote sites to meet those increased capture rates. Our solution can address these higher rates so we believe we’ll see some of our competition who are only doing 75% begin to fall by the wayside.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

All right, in addition to flare capture requirements in the Bakken, we're picking up interest and have had several meetings both with domestic and international and energy companies who are starting to take a look at the low conversion cost of our system.

A typical well site which is flaring a million cubic feet of associated gas per day can generate thousands of gallons of propane, butane or natural gas on a daily basis using our flare capture and recovery technology or million gallons on an annual basis. Companies are waking up to the fact that an important source of energy could be available on site in order to operate their turbines, gen sets and vehicles at a very cost competitive price.

As I wrap up, while 2015 was not the financial year we wanted it, it was very important and strategic year in our evolving business model. APG has a market changing technology that is well beyond the concept validation phase and is poised for accelerated revenue growth, especially in these times of increasing regulatory pressure to reduce harmful emissions on multiple fronts.

We believe APG provides the best dual fuel conversion technology, at the total lowest cost of ownership of anyone today in the market.

So, in closing I want to thank our group of Preferred Stock investors and board members for their continued support, both financially but also with their personal time in opening doors to some good key business connections that we will be able to take advantage of.

I also want to thank our small but powerful group of APG employees who absorbed the cut backs this year and we continue to outshine all of the dual fuel competition with the diversity of approvals that allows us to weather one of the worst energy storms on record.

So, with that I will turn it over to our Q&A session.

Operator: Thank you. If you’d like to ask a question please signal by pressing star 1 on your telephone keypad. If you’re on a speakerphone please make you’re your mute function is turned off to allow your signal to reach our equipment. Again, that’s star 1 to signal for a question.

Once again that is star 1 to signal for a question. And we’ll take our first question from Mitch Landraf.

Mitch Landraf: Good morning gentlemen.

Lyle Jensen: Morning.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

Mitch Landraf: Thanks for the detailed call. For a lack of a better analogy it appears that what has happened with oil prices and a couple of things in the economy has made the cupboards bare but for one product remaining in APG.

If I were an end customer that needed to retrofit my Class 8 vehicle and I needed to come into a cupboard and look for a product, the only product available right now in the US is APG. Maybe with a small flailing product in the lower shelf with the remainders of what are the US operations of Clean Air Power or some of the others. I am not asking you to do my due diligence for me. But, would that be accurate that for a retrofit Class 8 dual fuel vehicle customer basically the only viable option remaining is APG?

Lyle Jensen: Yes. Given our industry leading number of EPA and CARB approvals, the robust nature of our software driven design, low downtime, ease of operation and the fact we have over 100 million miles on the road, yes…I’d say we are the only viable Class 8 retrofit solution out there.

Mitch Landraf: One of the brilliance that’s kept APG alive versus some of those other companies is its diversification of product offerings and leadership role in educating the marketplace to the benefits and flexibility of dual fuel. And then when oil goes back up, which it will, we’re sitting there the sole soldier ready to respond with a very viable and well-proven dual fuel vehicular solution. Are you seeing potential customers starting to do the math that even at low oil prices it’s cheaper to use APG flare capture for fuel onsite versus hauling in diesel regardless of how less expensive that fuel is right now?

Lyle Jensen: Absolutely.

Mitch Landraf: Great. Well I appreciate the steadfast efforts of everyone at APG and thank you for still be willing to take individual retail investor questions. Thank you very much gentlemen.

Operator: And once again that is star 1 to signal for a question. We'll go next to Perry Highland with Rubicon Investment Management & Analytics.

Perry Highland: Hi, guys.

Perry Highland: Any idea what the revenue’s going to be this fiscal year?

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
01-14-16/9:00 am CT
Confirmation # 539430

Chuck Coppa: Right now it’s too difficult for us to provide any revenue guidance given all the moving parts out there. I can tell you that we've looked at multiple revenue scenarios for this coming year from a flat year to models reflecting incremental increases based on the certain parts of the business. The NGL side will have a big impact on where those numbers shake out in the coming year. We just haven't been in a position yet to come out with any numbers.

Perry Highland: Okay. Then do you think this last $2.2 million capital raise should do it?

Chuck Coppa: As I’ve mentioned, we've looked at multiple scenarios for the coming year and based on this recent cap raise and the plan even at the lowest levels, we feel we've got the capital to keep the momentum moving through the end of 2016.
Obviously we will adjust accordingly but that's kind of how we see it right now.

Perry Highland: All right. Thanks very much.

Chuck Coppa: Thanks Perry.

Operator: And again that is star 1. And it appears there are no further questions on the phone at this time.

Lyle Jensen: Okay. I want to thank everybody for taking the time today to listen to our update and we look forward to sharing additional updates when we finish the - our December 3 results. We'll talk to you here soon. Thank you.

Operator: Again, that does conclude today's presentation and we thank you for your participation.

END